Exhibit (a)(1)(F)

[Comverse Technology, Inc. Logo]

Offer To Amend Eligible Options

FINAL ELECTION CONFIRMATION STATEMENT

(POST–EXPIRATION TIME FOR OFFER PARTICIPANTS)

To	[NAME]
From	Comverse Technology, Inc.
Subject	Statement Regarding Final Election Confirmation Statement (Post-Expiration Time for Offer Participants)
Date

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offer to Amend”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend.

Pursuant to the Offer, we have accepted your election with respect to the Eligible Portion(s) of your Eligible Options and have amended the applicable exercise price(s) of the Eligible Portion(s) of your Eligible Options to be the New Exercise Price(s) as set forth below:

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price per share ($)	Shares Subject to Eligible Portion (#)	Elect to Amend Entire Eligible Portion and Receive Cash Payment	New Exercise Price per share for Eligible Portion ($)	Cash Payment, if any ($)
		$		Yes	$	$
		$		Yes	$	$
		$		Yes	$	$
		$		Yes	$	$
		$		Yes	$	$

We strongly encourage you to keep a copy of this page for your records.

This Final Election Confirmation Statement and the Offer to Amend reflect the entire agreement between you and Comverse with respect to the Offer.